Exhibit 21.1

SUBSIDIARIES OF CATALYTICA ENERGY SYSTEMS, INC.

Name	Jurisdiction	Percentage of Ownership
GENXON Power Systems, LLC.	Delaware	100%
Catalytica Novotec, Inc.	California	100%